Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement of QT 5, Inc. on Post Effective Amendment No. 1 to Form SB-2 (file no. 333-110880) of our report dated August 19, 2003, except for Note 11, as to which the date is September 5, 2003, on the consolidated financial statements of QT 5, Inc. as of June 30, 2003, and for each of the years in the two-year period then ended appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us as it appears in the caption "Experts" in such Prospectus.


                                         /s/ CORBIN & COMPANY, LLP


Irvine, California
January 27, 2004